W. E Donoghue & Company, LLC.

CODE OF ETHICS

This Code of Ethics is intended to be utilized by all W. E. Donoghue & Company, LLC. personnel in the conduct of W. E. Donoghue & Company, LLC business.

The Investment Company Act of 1940, the Investment Advisers Act of 1940 and the rules adopted under these Acts prohibit certain investment advisers and “access persons” of these advisers from engaging in fraudulent and manipulative practices with respect to managed investment companies and other clients. The rules also require that each registered adviser adopt and promulgate a code of ethics designed reasonably to prevent “access persons” from engaging in the prohibited practices. The code is to be reviewed and approved at least annually by the board of directors of each managed fund and copies of each version are to be preserved for at least five years.

“The Chief Compliance Officer is responsible for overseeing the Code of Ethics, providing any revisions and implementing its provisions. This oversight shall at a minimum include the following on a regular basis:

•	Reviewing Access Persons’ personal securities reports
•	Assessing whether Access Persons are following required internal procedures
•	Evaluating transactions to identify any prohibited practices
•	Assessing relative performance of personal accounts vs. customer accounts.”

In addition, each employee or Associated Person must take personal responsibility to report promptly to the Chief Compliance Officer any suspected violations of this Code of Ethics.

1.1	In General

1.1.1	Standards of Business Conduct

Federal and state securities laws and regulations make it clear that registered investment advisers and their employees, have a fiduciary duty to their clients with respect to the advice and management services provided. This is often expressed as the “prudent man rule.” A fiduciary is to approach his or her client’s affairs with the same prudence as would be used in the management of his or her own. Fiduciaries are expected to place the interests of the client before their own. Fiduciaries cannot withhold material information from a client that would affect the client’s investment decision.

1.1.2	Compliance with Securities Laws

Federal and state antifraud statutes set forth a number of basic principles which underpin the enforcement of ethical principles in adviser administration. Thus neither an adviser nor any employee may:

•	Employ any device, scheme or artifice to defraud a client;
•	Make any untrue statement of material fact or material omission in communications to clients or the public; or
•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon a client.

State securities administrators have their own code of ethics. In April, 2004 the North American Security Administrators Association (NASAA) updated its Statement of Policy Concerning Unethical Business Practices of Investment Advisers (Statement). The Statement is used by a number of state securities administrators in evaluating the ethics of regulated advisers. The Statement identifies a number of specific practices which the state administrators define as unethical:

1.	Recommending to a client to whom supervisory, management or consulting services are provided the purchase, sale or exchange of any security without reasonable grounds to believe that the recommendation is suitable for the client on the basis of information furnished by the client after reasonable inquiry concerning the client's investment objectives, financial situation and needs, and any other information known by the investment adviser.
2.	Exercising any discretionary power in placing an order for the purchase or sale of securities for a client without obtaining written discretionary authority from the client within ten (10) business days after the date of the first transaction placed pursuant to oral discretionary authority, unless the discretionary power relates solely to the price at which, or the time when, an order involving a definite amount of a specified security shall be executed, or both.
3.	Inducing trading in a client's account that is excessive in size or frequency in view of the financial resources, investment objectives and character of the account in light of the fact that an adviser in such situations can directly benefit from the number of securities transactions effected in a client's account. The rule appropriately forbids an excessive number of transaction orders to be induced by an adviser for a "customer's account."
4.	Placing an order to purchase or sell a security for the account of a client without authority to do so.
5.	Placing an order to purchase or sell a security for the account of a client upon instruction of a third party without first having obtained a written third-party trading authorization from the client.
6.	Borrowing money or securities from a client unless the client is a broker-dealer, an affiliate of the investment adviser, or a financial institution engaged in the business of loaning funds.
7.	Loaning money to a client unless the investment adviser is a financial institution engaged in the business of loaning funds or the client is an affiliate of the investment adviser.
8.	To misrepresent to any advisory client, or prospective advisory client, the qualifications of the investment adviser or any employee of the investment adviser, or to misrepresent the nature of the advisory services being offered or fees to be charged for such service, or to omit to state a material fact necessary to make the statements made regarding qualifications, services or fees, in light of the circumstances under which they are made, not misleading.
9.	Providing a report or recommendation to any advisory client prepared by someone other than the adviser without disclosing that fact. (This prohibition does not apply to a situation where the adviser uses published research reports or statistical analyses to render advice or where an adviser orders such a report in the normal course of providing service.)
10.	Charging a client an unreasonable advisory fee.
11.	Failing to disclose to clients in writing before any advice is rendered any material conflict of interest relating to the adviser or any of its employees which could reasonably be expected to impair the rendering of unbiased and objective advice including:
a.	Compensation arrangements connected with advisory services to clients which are in addition to compensation from such clients for such services; and
b.	Charging a client an advisory fee for rendering advice when a commission for executing securities transactions pursuant to such advice will be received by the adviser or its employees.

12.	Guaranteeing to a client that a specific result will be achieved (gain or no loss) with advice which will be rendered.
13.	Publishing, circulating or distributing any advertisement which does not comply with Rule 206 (4)-1 under the Investment Advisers Act of 1940.
14.	Disclosing the identity, affairs, or investments of any client unless required by law to do so, or unless consented to by the client.
15.	Taking any action, directly or indirectly, with respect to those securities or funds in which any client has any beneficial interest, where the investment adviser has custody or possession of such securities or funds when the adviser's action is subject to and does not comply with the requirements of Rule 1 02( e )(1)-1. and any subsequent amendments.

1.2	Reporting Personal Securities Transactions

The personal trading and investment activities of an investment advisory firm’s employees are subject to various federal securities laws, rules and regulations. Underlying these requirements is the fiduciary capacity in which an investment adviser acts for clients. A fiduciary has a duty of loyalty to clients which requires that the adviser act in the best interests of the clients and always place the clients' interests first and foremost.

When investment advisory personnel invest for their own accounts, conflicts of interest may arise between the client’s and the employee's interests. The reporting regulations are designed to deter problem activity and to create a “level playing field.”

W.E. Donoghue & Co., LLC. must maintain a record of all transactions in Reportable Securities in which an Access Person has a “direct or indirect beneficial interest.”

1.2.1	Who is an Access Person

An Access Person is any person supervised by W.E. Donoghue & Co., LLC.

•	who has access to nonpublic information regarding any client’s purchase or sale of securities, or information regarding the portfolio holdings of any Reportable Fund ( see below );or
•	who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

1.2.2	What are Reportable Securities

Reportable Securities are all securities as defined in Section 202(a)(18) of the Act, including listed and unlisted securities, private transactions (which include private placements, non-public stock or warrants), EXCEPT:

•	direct obligations of the united States Government;
•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments including repurchase agreements;
•	shares issued by money market funds
•	mutual funds other than “Reportable Funds”

Reportable Funds include all funds for which W.E. Donoghue & Co., LLC. serves as investment adviser and any fund whose investment adviser controls, is controlled by or is under common control with, W.E. Donoghue & Co., LLC.

1.2.3	What is a Direct or Indirect Beneficial Interest

A Direct or Indirect Beneficial Interest is any direct ownership or an indirect pecuniary interest through any contract, arrangement, understanding, relationship or otherwise, including immediate family members in the same household, partners in a partnership or beneficiaries of a trust. The term pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Reportable Securities.

1.2.4	Holding Reports

Each Access Person must submit to the Chief Compliance Officer a signed Holding Report ( See Forms Section ), within thirty (30) days of the date the person becomes an Access Person AND annually at least once in each subsequent 12 month period containing the following information, current within not more than 45 days of the date of the Report, for each Reportable Security in which the Access Person has a Direct or Indirect Beneficial Interest:

•	title, exchange ticker or CUSIP number of the security involved;
•	number of shares or principal amount and dollar value of purchase;
•	date of acquisition;
•	nature of the acquisition (purchase or other);
•	nature of the interest ( direct or indirect and how held );
•	price at which effected;
•	name of each broker dealer or bank where the person maintains an account or where the securities are held;
•	date of the report; and
•	copies of all brokerage account statements.

1.2.4	Transaction Reports

Each Access Person must submit to the Chief Compliance Officer a signed Transaction Report, ( see Forms Section ) within thirty (30) days of the end of each calendar quarter, containing the following information within 45 days of the date of the report with respect to each transaction involving a reportable security in which the Access Person acquired a “direct or indirect beneficial interest:

•	title, exchange ticker or CUSIP number of the security involved;
•	number of shares or principal amount and dollar value of purchase;
•	nature of transaction ( purchase, sale, other type of acquisition, etc );
•	price of the security;
•	name of the broker, dealer or bank with or through which the transaction was effected;
•	nature of ownership ( direct or indirect and how held );
•	date of the transaction;
•	date of the report; and
•	copies of all confirmations.

NOTE: EVEN WHERE NO TRANSACTIONS OCCURRED A TRANSACTION REPORT NEEDS TO BE SUBMITTED, INDICATING “NO TRANSACTIONS.”

Exceptions from Reporting Requirements.

W.	E. Donoghue & Company, LLC. does not require reports with respect to the following:

•	any reports for securities in accounts over which the Access Person has no direct or indirect influence or control;
•	transaction reports for transactions pursuant to automatic investment plans;
•	transaction reports which would duplicate information contained in broker trade confirmations or account statements already held in W.E. Donoghue & Co. LLC., ’s records as long as the confirmations or statements are received by W.E. Donoghue & Co., LLC. no later than 30 days after the end of the applicable calendar quarter;
•	one-person advisor firms

1.3	Review of Correspondence

W. E. Donoghue & Company, LLC. is required to review and approval all outgoing and incoming “Business Correspondence,” defined as “hard copy” and e-mail communications correspondence relating to the following topics:

•	Recommendations and other advice given or proposed to be given.
•	NOTE: The adviser must retain a memorandum describing any list (and the source thereof) of names and addresses of persons to whom offers of any report, analysis, publication or other investment advisory service were sent where the material was actually sent to the persons on that list.
•	Instructions from clients
•	Receipt, disbursement or delivery of funds or securities.
•	Placing or execution of any order to purchase or sell any security.

By signing this Code of Ethics you certify that you do not and will not conduct any Business Correspondence otherwise than through W.E. Donoghue & Co., LLC. and will use only the W.E. Donoghue & Co., LLC. e-mail system for any electronic Business Correspondence.

1.4	Unethical Trading Practices

The following practices are universally regarded as violations of SEC and/or state regulations and are subject to severe penalties if discovered:

1.4.1	Frontrunning/Dumping

Purchasing or selling a security (including a mutual fund) in a personal account before purchasing or selling that security in a client account; OR purchasing or selling with advance knowledge of, and before, corresponding purchases or sales in portfolios of mutual funds owned by clients. In both cases, acting to obtain a more favorable price for a personal account than may be later available.

1.4.2	Use of Information

Generally using economic, market or other investment information obtained by virtue of one’s position with the adviser to advance a personal interest. SEE ALSO BELOW: “Inside Information”.

1.4.3	Conditioning the Market

Utilizing one’s position or influence with a fund or clients to induce purchases or sales by these persons or entities of thinly traded securities in anticipation of profit from timed personal sales or purchases of these same securities.

1.4.4	Inducements

The receipt of inducements or other benefits, including warrants or cash, from sponsors or others in return for selling or recommending certain mutual funds or other securities.

NOTE: Please refer to discussion below under “Free riding and Withholding” for further prohibited practices in connection with “new issues”.

1.5	Misuse of Material Inside Information Material Inside Information is information
•	Not generally available to the public,
•	About which the public has not had a reasonable opportunity to make an investment decision,
•	Communicated in breach of a fiduciary duty owed by employee or person under contract or professional relationship,
•	OR misappropriated from such a person,
•	With “Substantial likelihood” that a reasonable investor would consider the information to be important in making investment decision (likely to have a substantial effect on the price of the company’s stock).

Examples of Material Inside Information

•	Special briefing information provided to analysts and other securities professionals by company officials in the course of dealings with the investment community;
•	Plan to change fund manager;
•	Plan to purchase or sell specific securities by fund;
•	Alteration in manager or fund philosophy or strategy;
•	Merger, tender offer, joint venture or other acquisition or similar transaction ;
•	Stock split or stock dividend or other change in dividend practice;
•	Significant earnings change;
•	Litigation;
•	Default in a debt obligation or a missed or changed dividend;
•	Sale or redemption of securities or change in ownership of a significant block of securities; or
•	Change in major product, customer or supplier.

Employees of W.E. Donoghue & Co., LLC. are absolutely prohibited from involving themselves in any way in any securities transaction undertaken with knowledge of material nonpublic information. The law absolutely requires that an adviser and any Associated Person refrain from any “Personal Securities Transactions” until the material nonpublic information becomes public. Persons who are found to have abused the insider trading rules are subject to severe penalties, including loss of license, fines and damages.

Should an employee acquire such information he or she should not share it with any unauthorized person. Do not just stand by and watch someone else do it. Your knowledge amounts to participation and you could be drawn into a serious situation if you know about it and take no action. On a confidential basis, the Chief Compliance Officer will always be able to talk with you and/or the persons involved and can often act to avert trouble before it starts.

Rules and procedures for handling situations involving material nonpublic information are set forth in the Compliance and Procedures Manual. If in doubt, consult with the Chief Compliance Officer.

1.6	Other Conduct

In addition to the “insider trading” rules and reporting personal securities transactions, Access Persons must observe specific substantive restrictions, as follows:

1.6.1	New Issue Purchase Restrictions

No purchasing initial public offerings without prior written approval of the Chief Compliance Officer.

1.6.2	“Blackout Periods”

No purchasing of private placements without prior written approval of the Chief Compliance Officer.

1.6.3	Pending Transactions

No personal trades in a security during a pending “buy” or “sell” order in that security for a client.

1.6.4	Public Commentary

Care should be taken in writing and publishing newsletters, analyses and other public commentary on markets, funds and other securities not to place the employee or the Company in a situation where a recommendation to buy or sell could be seen as conferring a personal benefit. If in any doubt, check with the Chief Compliance Officer.

1.6.5	Short Term Trading

Personal short term trading (60 day period) strategy or activities should be discussed in advance with the Chief Compliance Officer in order to avoid misunderstanding (profits may be subject to confiscation).

1.6.6	Gifts

Gifts, trips, perks from sponsors or other persons doing business (other than the occasional meal or memento) should be refused (if in doubt consult with the Chief Compliance Officer).

1.6.7	Service on Boards of Directors, etc.

Service as a director or trustee of a public company or entity involved in the investment process should be avoided where “conflict of interest” issues might arise.

Person associated with W.E. Donoghue & Co., LLC. are required to notify the President in writing prior to becoming a member of any board or a trustee of any entity.

ACKNOWLEDGMENT

I have read the above W. E. Donoghue & Company, LLC. Code of Ethics and agree to comply with it.

Signature Date

Name Printed